Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

third coast BANCSHARES, INC.,

ARCH MERGER SUB, INC.

AND

keystone bancshares, Inc.

Dated as of October 22, 2025

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EXHIBITS

Exhibit “A”	Form of Voting Agreement
Exhibit “B”	Form of Director Support Agreement
Exhibit “C”	Form of Bank Merger Agreement
Exhibit “D”	Form of Director Release
Exhibit “E”	Form of Officer Release

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of October 22, 2025, by and among Third Coast Bancshares, Inc. (“TCBX”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Arch Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly owned subsidiary of TCBX, and Keystone Bancshares, Inc. (“Keystone”), a Texas corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, TCBX owns all of the common stock of Third Coast Bank, a Texas banking association with its principal office in Humble, Texas (“TCB”);

WHEREAS, Keystone owns all of the common stock of Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas (the “Bank”);

WHEREAS, the Board of Directors of TCBX (the “TCBX Board”) and the Board of Directors of Keystone (the “Keystone Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, TCBX will acquire Keystone through the merger of Merger Sub with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of TCBX;

WHEREAS, immediately following, and in connection with, the Merger, TCBX will cause Keystone to be merged with and into TCBX, with TCBX surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as TCBX may determine, TCBX will cause the Bank to be merged with and into TCB, with TCB surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, certain shareholders of Keystone have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of Keystone have agreed to vote the shares of Keystone Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, each of the non-employee directors of Keystone and the Bank have entered into Director Support Agreements in the form attached hereto as Exhibit “B” (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, the executive officers of Keystone and/or the Bank set forth on Confidential Schedule 8.09 have entered into employment agreements with TCBX and/or TCB in connection with the Merger;

WHEREAS, it is intended that the Integrated Mergers together will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state Law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

The Merger
Section 1.01
Merger of Merger Sub with and into Keystone. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Keystone in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). Keystone will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
Section 1.02
Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “Keystone Bancshares, Inc.”
Section 1.03
Certificate of Formation and Bylaws. At the Effective Time, the certificate of formation and bylaws of Keystone, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.
Section 1.04
Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by Law.
Section 1.05
Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of TCBX, Merger Sub, Keystone or any holder of record of the following securities:

(a)
Each share of common stock, par value $1.00 per share, of TCBX (“TCBX Common Stock”), non-voting common stock, par value $1.00 per share, of TCBX (“TCBX Non-Voting Common Stock”), Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share, of TCBX (“Series A Preferred Stock”), and Series B Convertible Perpetual Preferred Stock, par value $1.00 per share, of TCBX (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.
(b)
Each share of common stock, par value $1.00 per share, of Keystone (the “Keystone Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the Stock Consideration; provided, however, that in accordance with, and subject to, the terms, conditions and procedures set forth in this Agreement (including the proration procedures in Section 1.14), the holder of each share of Keystone Stock shall be entitled to elect to receive, without interest, the Cash Election Consideration (such election, a “Cash Election”) in lieu of the Stock Consideration in exchange for each of such holder’s shares of Keystone Stock (such per share amount, whether it be in the form of Stock Consideration or Cash Election Consideration, the “Per Share Merger Consideration,” and in the aggregate for all holders of Keystone Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).
(c)
At the Effective Time, each share of Keystone Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Keystone Stock shall thereafter cease to have any rights with respect to such shares of Keystone Stock, except the right to receive the Per Share Merger Consideration for such shares.
(d)
Any shares of Keystone Stock that are owned immediately prior to the Effective Time by Keystone, TCBX or their respective Subsidiaries (other than (i) shares of Keystone Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Keystone Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).
(e)
No certificates representing a fractional share of TCBX Common Stock shall be issued by TCBX. In lieu of any fractional share, each holder of Keystone Stock entitled to a fractional share, upon surrender of such shares of Keystone Stock, shall be entitled to receive from TCBX an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the TCBX Closing VWAP.
(f)
Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of TCBX Common Stock increase,

decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Keystone Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.
(g)
Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 1.06
Calculation of Consideration.
(a)
For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)
“Adjusted Equity” means the sum of Keystone’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied (“Keystone Equity”), and adjusted to reflect the payment of or accrual for all Keystone Merger Costs on an after-Tax basis to the extent deductible for Tax purposes.
(ii)
“Aggregate Adjusted Consideration” means a number of shares of TCBX Common Stock equal to the difference of (A) 3,075,000, minus (B) the quotient of (A) the Equity Adjustment, divided by (B) the TCBX Closing VWAP; provided, that if the amount of the Equity Adjustment is zero pursuant to Section 1.06(a)(vii), then the Aggregate Adjusted Consideration shall be equal to 3,075,000.
(iii)
“Available Cash Election Amount” means an amount up to $20,000,000.
(iv)
“Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreed to by the parties hereto.
(v)
“Cash Election Amount” shall mean an amount of cash equal to the product of  (A) the aggregate number of Cash Election Shares, multiplied by (ii) the Cash Election Consideration.
(vi)
“Cash Election Consideration” means an amount of cash equal to the product of (A) the Exchange Ratio, multiplied by (B) the TCBX Closing VWAP.

(vii)
“Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.
(viii)
“Exchange Ratio” means 0.45925 shares of TCBX Common Stock; provided, however, that if the Equity Adjustment is greater than zero, then the Exchange Ratio shall mean a number of shares of TCBX Common Stock equal to the quotient of (A) the Aggregate Adjusted Consideration, divided by (B) the number of shares of Keystone Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares.
(ix)
“Keystone Merger Costs” means, to the extent not already reflected in the Keystone Equity as of the Calculation Date, (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Keystone; (C) the payments owed by Keystone to those employees and in such amounts listed on Confidential Schedule 1.06(a)(ix)(C), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by TCBX (all of which shall be reflected on Confidential Schedule 1.06(a)(ix)(C) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by Keystone or the Bank to receive the stay-pay bonus amount or by TCBX or TCB to receive the retention bonus amount, as applicable); (D) the cost of the Tail Policy; (E) a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (the “IRS”) in connection with the termination of a Retirement Plan; (F) any federal or state income Tax obligations, franchise Tax obligations or property Tax obligations of Keystone and/or any of its Subsidiaries imposed with respect to any Tax year or period (or portion thereof) ending immediately prior to the Effective Time; (G) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Keystone in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (H) any unrealized gains or any unrealized losses (as the case may be) in Keystone’s held-to-maturity securities portfolio as of the Calculation Date; (I) a mutually agreeable estimate of the cost of preparing the federal and state income and franchise Tax Returns of Keystone and its Subsidiaries for the period from January 1, 2025 through the Closing Date; (J) the costs to fully fund, terminate and liquidate any Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by TCBX hereunder; (K) the costs of any necessary remediation related to the Property identified on Confidential

Schedule 1.06(a)(ix)(K) identified as a result of any Environmental Inspection or Secondary Investigation conducted pursuant to Section 5.12; and (L) any other amounts mutually agreed upon in writing by TCBX and Keystone. In addition, any dividends (whether paid or declared) by Keystone shall have been recorded by Keystone as a reduction of Adjusted Equity.
(x)
“Minimum Equity” means $94,576,000.
(xi)
“Stock Consideration” means a number of shares of TCBX Common Stock equal to the Exchange Ratio.
Section 1.07
Exchange Procedures.
(a)
Prior to the Effective Time, TCBX shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.
(b)
At or prior to the Effective Time, TCBX shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at TCBX’s option, evidence of shares in book entry form, representing the shares of TCBX Common Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Cash Election Consideration for all Cash Election Shares up to the Available Cash Election Amount after giving effect to any proration applied pursuant to Section 1.14 and (B) cash in lieu of any fractional shares (such shares of TCBX Common Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).
(c)
As promptly as practicable after the Effective Time, but in no event later than seven (7) Business Days thereafter, and subject to the receipt by the Exchange Agent of a list of Keystone’s shareholders in a format that is reasonably acceptable to the Exchange Agent, TCBX shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Keystone Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Keystone Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by TCBX or the Exchange Agent, the posting by such holder of Keystone Stock of a bond in such amount as TCBX may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Keystone shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then TCBX will cause the Exchange Agent to notify that Keystone shareholder promptly of the need for further information or documentation.
(d)
Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of Keystone Stock held of record in book-entry form (subject to receipt of any customary Tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of Keystone Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid with respect to each share of Keystone Stock represented by the Certificate, and each Certificate surrendered will be canceled. TCBX may, at its option, deliver any shares of TCBX Common Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.
(e)
No dividends or other distributions with respect to TCBX Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCBX Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of TCBX Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of TCBX Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the TCBX Common Stock issuable with respect to such Certificate.
(f)
In the event of a transfer of ownership of a Certificate representing Keystone Stock prior to the Effective Time that is not registered in the stock transfer records of Keystone, the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Keystone Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of TCBX and the Exchange Agent that the Tax has been paid or is not applicable.

(g)
TCBX and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person any such amounts as TCBX or the Exchange Agent, as the case may be, reasonably determines that it is required to deduct and withhold under the Code or any other provision of Law. To the extent that amounts are so deducted or withheld by TCBX or the Exchange Agent, as the case may be, such amounts shall be remitted to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
(h)
Any portion of the Exchange Fund that remains unclaimed by the shareholders of Keystone at the expiration of six (6) months after the Effective Time shall be paid to TCBX. In such event, any former shareholders of Keystone who have not theretofore complied with this Section 1.07 shall thereafter look only to TCBX with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the TCBX Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(i)
Any other provision of this Agreement notwithstanding, none of TCBX, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Keystone Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 1.08
Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use commercially reasonable efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 1.09
Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, TCBX may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income Tax consequences to the holders of Keystone Stock as a result of such modification, (ii) the after Tax consideration to be paid to the holders of Keystone Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.
Section 1.10
Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of Keystone Stock that is outstanding immediately prior to the Effective Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of this Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this Article I.
Section 1.11
Treatment of Equity Awards.
(a)
As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any option to purchase shares of Keystone Stock granted under the Keystone Stock Plan or in any individual Keystone stock option award agreement (each, a “Keystone Option”), each Keystone Option, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time (after giving effect to any Keystone Options exercised immediately prior to the Effective Time) will cease, at the Effective Time, to represent a right to acquire shares of Keystone Stock and will be converted at the Effective Time, without any action on the part of the holder of such Keystone Option, into an option to purchase TCBX Common Stock (a “Converted Stock Option”). The number of shares of TCBX Common Stock subject to each such Converted Stock Option will be equal to (a) the product (rounded up to the nearest whole share) obtained by multiplying (w) the number of shares of Keystone Stock subject to the Keystone Option immediately prior to the Effective Time by (x) the Exchange Ratio, and (b) such product, shall be rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward). The exercise price of each such Converted Stock Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per share of the Keystone Option immediately prior to the Effective Time by (z) the Exchange Ratio; provided, that in the case of any Keystone Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of TCBX Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Keystone Option to which an exemption to Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of TCBX Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each such Converted Stock Option shall remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the Effective Time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan as in effect on the date hereof without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof). For the avoidance of doubt, the intent of this Section 1.11(a) is to convert a Keystone Option into an option to acquire at an exercise price adjusted for the Exchange Ratio the same number of shares of TCBX Common Stock that such holder of Keystone Options would have received if such Keystone Options had been exercised immediately prior to the consummation of the

Merger. Within ten (10) Business Days after the Closing Date, TCBX shall issue to each Person who immediately prior to the Effective Time held a Keystone Option a document, in the form(s) provided to Keystone and mutually agreed upon by the parties prior to Closing, evidencing the foregoing assumption of such Keystone Option by TCBX.
(b)
As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any restricted stock unit award in respect of shares of Keystone Stock granted under the Keystone Stock Plan or in any individual Keystone restricted stock unit award agreement (each, a “Keystone RSU”), each Keystone RSU that is outstanding immediately before the Effective Time shall be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone Stock earned upon such vesting pursuant to the terms of such Keystone RSU.
(c)
As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any award of shares of Keystone Stock subject to vesting or repurchase granted under the Keystone Stock Plan or in any individual Keystone restricted stock award agreement (each, a “Keystone Restricted Stock Award”), each Keystone Restricted Stock Award that is outstanding immediately before the Effective Time shall be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone Stock subject to such Keystone Restricted Stock Award immediately prior to the Effective Time.
(d)
At the Effective Time, TCBX shall reserve for future issuance a number of shares of TCBX Common Stock at least equal to the number of shares of TCBX Common Stock that will be subject to the Converted Stock Options as a result of the actions contemplated by Section 1.11(a). As soon as practicable (but no later than twenty (20) days) following the Effective Time, TCBX shall file (i) a post-effective amendment to the Registration Statement and/or (ii) an effective registration statement on Form S-8 (or other applicable form), with respect to all shares of TCBX Common Stock that may be issued pursuant to any Converted Stock Option, and shall distribute applicable prospectuses and use commercially reasonable efforts to maintain the effectiveness of such applicable registration statement for so long as such Converted Stock Options remain outstanding.
Section 1.12
Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the TBOC, TCBX shall cause the Surviving Corporation to be merged with and into TCBX in the Second Step Merger, with TCBX surviving the Second Step Merger and continuing its existence under the Laws of the State of Texas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, TCBX shall cause to be filed with the Secretary of State of the State of Texas, in accordance with the TBOC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the TBOC.
Section 1.13
Bank Merger. Immediately following the Second Step Merger, or at such later time as TCBX may determine in its sole discretion, TCBX will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). TCB shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as TCBX may determine. Prior to or on the date of this Agreement, the board of directors each of TCB and the Bank have approved the Bank Merger Agreement and TCB and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.
Section 1.14
Cash Election and Proration Procedures.
(a)
A cash election form in such form as TCBX shall reasonably specify and as shall be reasonably acceptable to Keystone (the “Cash Election Form”) shall be mailed on a date to be mutually agreed by TCBX and Keystone that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as TCBX and Keystone shall mutually agree (the “Mailing Date”) to each holder of record of Keystone Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Cash Election Form Record Date”).
(b)
TCBX shall make available one or more Cash Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Keystone Stock between the Cash Election Form Record Date and the close of business on the Business Day prior to the Cash Election Deadline, and Keystone shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(c)
Each Cash Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Keystone Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”). The holders of any shares of Keystone Stock with respect to which the Exchange Agent has not received an effective, properly completed and signed Cash Election Form on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as TCBX and Keystone shall agree) (the “Cash Election Deadline”) (other than Cancelled Shares and Dissenting Shares) shall only be entitled to receive the Stock Consideration in accordance with Section 1.05(b).
(d)
As soon as reasonably practicable after the Cash Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, TCBX shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:
(i)
If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election

Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of TCBX Common Stock equal to the product of the Stock Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.
(ii)
If the Available Cash Election Amount is greater than the Cash Election Amount, then no proration shall be applied.
(e)
Any Cash Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed and signed Cash Election Form by the Cash Election Deadline. Any Cash Election Form may be revoked or changed by the authorized Person properly submitting such Cash Election Form, by written notice received by the Exchange Agent prior to the Cash Election Deadline. In the event a Cash Election Form is revoked prior to the Cash Election Deadline, the shares of Keystone Stock represented by such revoked Cash Election Form shall no longer be deemed Cash Election Shares, except to the extent a subsequent Cash Election is properly made with respect to any or all of such shares of Keystone Stock prior to the Cash Election Deadline. Subject to the terms of this Agreement and of the Cash Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Cash Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of TCBX, Keystone, or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Cash Election Form.
ARTICLE II

THE CLOSING AND THE CLOSING DATE
Section 2.01
Time and Place of the Closing and Closing Date.
(a)
On a date mutually acceptable to TCBX and Keystone within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b)
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.
(c)
The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.
Section 2.02
Actions to be Taken at the Closing by Keystone. At the Closing, Keystone will execute and acknowledge, or cause to be executed and acknowledged, and deliver to TCBX such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of TCBX to close hereunder):
(a)
True, correct and complete copies of Keystone’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;
(b)
True, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the TDSML;
(c)
A certificate of good standing from the Secretary of State of the State of Texas, duly certifying as of a recent date as to the good standing of Keystone under the Laws of the State of Texas;
(d)
A certificate of good standing from the TDSML, duly certifying as of a recent date as to the good standing of the Bank;
(e)
A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that Keystone is a registered bank holding company under the BHCA;
(f)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Keystone, pursuant to which such officer will certify: (i) the due adoption by the Keystone Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Keystone of this Agreement; (iii) the incumbency and true signatures of those officers of Keystone duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Keystone attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Keystone Stock as of the Closing Date;

(g)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(h)
A certificate, dated as of the Closing Date, executed by the chief executive officer of Keystone, pursuant to which Keystone will certify that (i) Keystone has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Keystone or any of its Subsidiaries, individually or in the aggregate since December 31, 2024;
(i)
All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(i);
(j)
All releases as required under Section 8.06;
(k)
Keystone shall have delivered to TCBX the FIRPTA Certificate;
(l)
A certificate, dated as of the Closing Date, executed by the chief financial officer of Keystone certifying the amount of the Adjusted Equity of Keystone as of the Calculation Date and that the Adjusted Equity was calculated in accordance with the terms of this Agreement; and
(m)
All other documents required to be delivered to TCBX under this Agreement, and all other documents, certificates and instruments as are reasonably requested by TCBX or its counsel.
Section 2.03
Actions to be Taken at the Closing by TCBX. At the Closing, TCBX will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Keystone such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Keystone to close hereunder):
(a)
True, correct and complete copies of TCBX’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(b)
A certificate of good standing from the Secretary of State of the State of Texas, duly certifying as of a recent date as to the good standing of TCBX under the Laws of the State of Texas;
(c)
A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that TCBX is a registered bank holding company under the BHCA;
(d)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of TCBX, pursuant to which such officer will certify: (i) the due adoption by the TCBX Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of TCBX duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of TCBX attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(e)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of TCB, pursuant to which such officer will certify: (i) the due adoption by the board of directors of TCB of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of TCB duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(f)
A certificate, dated as of the Closing Date, executed by the chief executive officer of TCBX, pursuant to which TCBX will certify that (i) TCBX has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to TCBX since December 31, 2024;
(g)
All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(g); and
(h)
All other documents required to be delivered to Keystone by TCBX under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Keystone or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Keystone

Except as disclosed in the disclosure schedules delivered by Keystone to TCBX prior to the execution hereof (the “Keystone Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Keystone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Keystone that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Keystone hereby represents and warrants to TCBX as follows:

Section 3.01
Organization and Qualification.
(a)
Keystone is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is a bank holding company registered under the BHCA. Keystone has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Keystone, as amended to date, certified by the Secretary of Keystone, have been made available to TCBX. Keystone does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Keystone and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Keystone has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Keystone has not been conducted through any other direct or indirect Subsidiary or Affiliate of Keystone other than the Bank.
(b)
The Bank is a Texas state savings bank, duly organized and validly existing under the Laws of the State of Texas and in good standing under all Laws of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to TCBX. The Bank is an insured depository institution as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except as set forth in

Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.
Section 3.02
Authority; Execution and Delivery. Keystone has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Keystone Board. The Keystone Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Keystone and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Keystone’s shareholders for adoption at a meeting of such shareholders with a recommendation from the Keystone Board in favor of adoption (the “Keystone Recommendation”) and has adopted a resolution to the foregoing effect. Keystone has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Keystone, and each constitutes the legal, valid and binding obligation of Keystone, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 3.03
Capitalization. As of the date of this Agreement,
(a)
The entire authorized capital stock of Keystone consists solely of (i) 30,000,000 shares of Keystone Stock, of which (A) 6,695,707 shares are issued and outstanding (of which 198,062 shares of Keystone Stock are outstanding pursuant to Keystone Restricted Stock Awards), and (B) 4,167 shares are held as treasury stock, and (ii) 10,000,000 shares of preferred stock having no par value per share, of which no shares are issued and outstanding. Except as set forth on Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Keystone to purchase or otherwise acquire any security of or equity interest in Keystone, obligating Keystone to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Keystone Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Keystone Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Keystone Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Keystone Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.
(b)
The entire authorized capital stock of the Bank consists solely of 10,000 shares of common stock, par value 100.00 per share, of the Bank (“Bank Stock”) of which 10,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.
(c)
Except as set forth on Confidential Schedule 3.03(c), Keystone owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Keystone has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 3.04
Compliance with Laws, Permits and Instruments.
(a)
Except as set forth on Confidential Schedule 3.04(a), Keystone and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of formation of Keystone or any of its Subsidiaries, the bylaws or other governing documents of Keystone or any of its Subsidiaries (collectively, the “Keystone Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Keystone, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses.
(b)
Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Keystone Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses.
Section 3.05
Financial Statements.
(a)
Keystone has furnished to TCBX true and complete copies of (i) the audited consolidated balance sheet of Keystone and its Subsidiaries as of December 31, 2024, December 31, 2023, and December 31, 2022 and the related audited consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows of Keystone and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Keystone’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of Keystone and its Subsidiaries as of June 30, 2025, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows of Keystone and its Subsidiaries, together with all related notes and schedules thereto for the six-month period ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Keystone Financial Statements”). The Keystone Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Keystone and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Keystone Financial Statements accurately and fairly reflect in all material respects the transactions of Keystone. The Keystone Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of Keystone and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent registered public accounting firm of Keystone has resigned (or informed Keystone that it intends to resign) or been dismissed as independent registered public accountants of Keystone as a result of or in connection with any disagreements with Keystone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)
Keystone has furnished TCBX with true and complete copies of the Reports of Condition and Income as of December 31, 2022, 2023, and 2024 and June 30, 2025, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for credit losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for credit losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.
Section 3.06
Undisclosed Liabilities. Except as set forth in Confidential Schedule 3.06, neither Keystone nor any of its Subsidiaries have any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Keystone or any of its Subsidiaries or liabilities for federal, state or local Taxes or assessments), that are not reflected in or disclosed in the appropriate Keystone Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the Keystone Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to Keystone and its Subsidiaries, taken as a whole.
Section 3.07
Litigation.
(a)
Except as set forth on Confidential Schedule 3.07, neither Keystone nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Keystone, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Keystone or any of its Subsidiaries, nor to the Knowledge of Keystone, is there any basis for any proceeding, claim or any action against Keystone or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon Keystone or any of its Subsidiaries or the assets or Property of Keystone or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Keystone or any of its Subsidiaries.
(b)
No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Keystone, threatened against Keystone or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Keystone or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08
Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the TDSML, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and (ii) the Registration Statement and declaration of effectiveness of the Registration Statement, (f) the filing of the articles or certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of TCBX Common Stock pursuant to this Agreement and the approval of the listing of such TCBX Common Stock on the New York Stock Exchange (the “NYSE”) , no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Keystone of this Agreement or (B) the consummation by Keystone of the transactions contemplated by this Agreement. As of the date of this Agreement, Keystone knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Keystone has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 3.09
Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Keystone or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Keystone or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Except as set forth in Confidential Schedule 3.09, Keystone or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and Keystone Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Keystone or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Keystone.
Section 3.10
Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2024, Keystone and each of its Subsidiaries has conducted its business only in the ordinary course and has not:
(a)
incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b)
discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;
(c)
increased the shares of Keystone Stock or Bank Stock outstanding (other than as the result of the exercise of any Keystone Option or the vesting of any Keystone RSU) or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
(d)
issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(e)
acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(f)
mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Keystone Financial Statements or the Call Reports;
(g)
sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(h)
terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;
(i)
disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;
(j)
made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;
(k)
except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;
(l)
instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;
(m)
suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;
(n)
except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(o)
entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;
(p)
sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(q)
made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;
(r)
sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;
(s)
made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(t)
renewed, extended the maturity of, or altered any of the terms of any loan classified by Keystone as “intermediate,” “substandard,” and “problem” or other words of similar import; or
(u)
entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.
Section 3.11
Leases, Contracts and Agreements.
(a)
Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2025, of all contracts to which Keystone or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:
(i)
relate to real property used by Keystone or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);
(ii)
relate in any way to the assets or operations of Keystone or any of its Subsidiaries and involves payments to or by Keystone or any of its Subsidiaries of $50,000 or more during the term thereof;
(iii)
contain any right of first refusal or option to purchase in favor of a third party;
(iv)
limits the ability of Keystone or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of TCBX or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;
(v)
obligates Keystone or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, TCBX and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Keystone or any of its Subsidiaries “most favored nation” status or similar rights;
(vi)
relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(vii)
relates to indebtedness of Keystone or any of its Subsidiaries;
(viii)
provides for potential indemnification payments by Keystone or any of its Subsidiaries or the potential obligation of Keystone or any of its Subsidiaries to repurchase loans;
(ix)
is material to Keystone’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x)
provides any rights to investors in Keystone, including registration, preemptive or antidilution rights or rights to designate members of or observers to Keystone’s or any of its Subsidiaries’ Board of Directors;
(xi)
is a data processing/technology contracts, software programming or licensing contract;
(xii)
requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
(xiii)
limits the payment of dividends by the Bank or any other Subsidiary of Keystone; or
(xiv)
was otherwise not entered into in the ordinary course of business or that is material to Keystone or any of its Subsidiaries or its financial condition or results of operations.
(b)
For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Keystone or the Bank.
(c)
No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Keystone or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.
(d)
True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to TCBX.
(e)
All rent and other payments by Keystone and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Keystone or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.
(f)
Since June 30, 2025, neither Keystone nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).
Section 3.12
Taxes.
(a)
Keystone and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were true, correct and complete in all material respects and have been prepared in all material respects in compliance with all applicable Laws. All Taxes due and payable by Keystone and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Keystone nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where Keystone or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that indicates that Keystone or its Subsidiary, as applicable may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of Keystone or any of its Subsidiaries.
(b)
Keystone and each of its Subsidiaries have collected or withheld and paid or remitted to the appropriate Governmental Entity all Taxes required to have been collected or withheld and paid or remitted by it, and complied with all related information reporting, recordkeeping and backup withholding requirements of applicable Law.
(c)
There is no action, suit, exam, audit, assessment, dispute, claim or other administrative or judicial proceeding concerning any Tax or Tax Return (each, a “Tax Proceeding”) of Keystone or any of its Subsidiaries either (i) currently ongoing or pending, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which Keystone or any of its Subsidiaries has Knowledge.
(d)
True and complete copies of the federal, state and local Tax Returns of, and any audit or examination reports and statements or notices of deficiencies or assessment against, or agreed to by, Keystone and/or any of its Subsidiaries for all Tax years or periods ended after December 31, 2021, have been furnished or made available to TCBX. Neither Keystone nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect (excluding any extension that arose as a result of automatic extensions of time to file Tax Returns to the extent such extension was obtained in the ordinary course of business).
(e)
Neither Keystone nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(f)
Neither Keystone nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement, other than commercial business agreements, the principal purpose of which is not the allocation of Taxes.
(g)
Neither Keystone nor any of its Subsidiaries has (i) been a member of any group filing a consolidated, affiliated, unitary, combined or similar Tax Return (other than a group the common parent of which was Keystone) nor (ii) any liability for the Taxes of any Person (other than Keystone or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar or analogous provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise under Law.
(h)
The unpaid Taxes of Keystone and each of its Subsidiaries (i) did not, as of June 30, 2025, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Keystone Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Keystone and its Subsidiaries in filing their respective Tax Returns.
(i)
Neither Keystone nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(j)
Neither Keystone nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or other Tax related agreement with a Governmental Entity executed prior to Closing; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing.
(k)
Neither Keystone nor any of its Subsidiaries has participated in or been the promoter of any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b).
(l)
Neither Keystone nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(m)
Neither Keystone nor any of its Subsidiaries has claimed any Tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, or Section 3134 of the Code.
(n)
Neither Keystone nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code
Section 3.13
Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Keystone and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Keystone nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither Keystone nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Keystone or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Keystone and each of its Subsidiaries is insured for an amount deemed adequate by Keystone’s management, as applicable, against risks customarily insured against. Except as set forth on Confidential Schedule 3.13, there have been no claims under any fidelity bonds of Keystone or any of its Subsidiaries within the last three (3) years, and Keystone has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.14
No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Keystone or any of its Subsidiaries since December 31, 2024, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Keystone or any of its Subsidiaries or that could materially affect Keystone’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.
Section 3.15
Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither Keystone nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Keystone nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Keystone’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Keystone and its Subsidiaries.
Section 3.16
Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Keystone or any of its Subsidiaries to, and neither Keystone nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Keystone or any of its Subsidiaries nor is Keystone or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Keystone or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither Keystone nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of Keystone or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Keystone’s or any of its Subsidiaries’ premises and not used in the operations of Keystone or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which Keystone’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a) and excluding deposit liabilities, neither Keystone nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Keystone or any of its Subsidiaries.

Section 3.17
Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Call Reports and the Keystone Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Keystone or any of its Subsidiaries or the present holder thereof. The credit files of Keystone and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Keystone that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Keystone or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Keystone and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Keystone and the Bank on the internal watch list of Keystone or the Bank, a copy of which as of September 30, 2025 has been provided to TCBX. Neither Keystone nor the Bank is aware of, nor has Keystone or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Keystone. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.
Section 3.18
Condition of Assets. All tangible assets used by Keystone and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of Keystone’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.19
Environmental Compliance.
(a)
Keystone and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Keystone is not aware of, nor has Keystone or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Keystone or any of its Subsidiaries with all Environmental Laws.
(b)
Keystone and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.
(c)
Except as set forth on Confidential Schedule 3.19(c), no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Keystone has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Keystone and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.
(d)
There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Keystone’s Knowledge threatened against Keystone, any of its Subsidiaries or, to Keystone’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Keystone nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Keystone nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Keystone or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.
(e)
No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.
(f)
Except as listed on Confidential Schedule 3.19(f), none of the following exists at any property or facility owned or operated by Keystone or any of its Subsidiaries: (i) under or above‑ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.
(g)
None of the properties currently owned or operated by Keystone or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.
(h)
The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.
(i)
Neither Keystone nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.
(j)
Keystone has provided TCBX with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.
Section 3.20
Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Keystone and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the TDSML, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of Keystone or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Keystone and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against Keystone or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Keystone’s Knowledge, investigation into the business or operations of Keystone or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Keystone or the Bank. Keystone is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).
Section 3.21
Absence of Certain Business Practices. Neither Keystone nor any of its Subsidiaries or any officer, employee or agent of Keystone any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past seven (7) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Keystone any of its Subsidiaries (or assist Keystone any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Keystone any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject Keystone any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.
Section 3.22
Books and Records. The minute books, stock certificate books and stock transfer ledgers of Keystone and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Keystone or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.23
Forms of Instruments, Etc. Keystone has made, and will make, available to TCBX copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Keystone and its Subsidiaries in the ordinary course of its business.
Section 3.24
Fiduciary Responsibilities. Keystone and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25
Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Keystone nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.
Section 3.26
Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth in Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Keystone Stock.
Section 3.27
Employee Relationships.
(a)
Keystone has provided or made available to TCBX a true and complete list identifying all employees of Keystone or any of its Subsidiaries as of a date not more than five (5) days before the date of this Agreement and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act. Keystone has provided or made available to TCBX a true and complete list identifying all independent contractors of Keystone or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) length of service, (B) compensation terms, and (C) brief summary of services provided.
(b)
Keystone and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Keystone believes that the relationships between Keystone’s and each of its Subsidiaries’ employees are good. To the Knowledge of Keystone, no executive officer or manager of any of the operations of Keystone or any of its Subsidiaries or of any group of employees of Keystone any of its Subsidiaries have any present plans to terminate their employment with Keystone any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(b), Keystone is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Keystone any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Keystone any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Keystone and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Keystone nor any of its Subsidiaries is engaged in any unfair labor practice.

(c)
Set forth on Confidential Schedules 3.27(c) is a complete and correct list of all employment agreements between Keystone or any of its Subsidiaries and any employee of Keystone or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to TCBX.
Section 3.28
Employee Benefit Plans.
(a)
Set forth on Confidential Schedules 3.27(a) and 3.28(a), collectively, is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Keystone or any of its Subsidiaries, or with respect to which Keystone or any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Keystone or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been made available to TCBX and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.
(b)
Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Keystone nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.
(c)
Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Keystone, any of its Subsidiaries or any Employee Plan to any Taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy). Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and Keystone is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income Tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such Tax exemption or to liability for any Tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Keystone’s Knowledge, none are threatened. Neither Keystone nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Keystone or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Keystone or any of its Subsidiaries to any employee or former employee of Keystone or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the Keystone Financial Statements or the Call Reports. Except as set forth in Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Keystone or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to TCBX or by applicable Law in connection with a qualified plan, or (ii) as contemplated by this Agreement. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Keystone or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.
(d)
Except as set forth on Confidential Schedule 3.28(d), or as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) increase the compensation or benefits payable under any Employee Plan, (ii) result in any acceleration of the time of payment, vesting or funding of any compensation or benefits payable under any Employee Plan or otherwise accelerate or increase any liability of Keystone or any of its Subsidiaries under any Employee Plan, (iii) entitle any employee, officer, or director, or other individual service provider of Keystone or any of its Subsidiaries to any payment, (iv) create any limitation or restriction on the right of Keystone or any of its Subsidiaries to merge, amend or terminate any Employee Plan, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. Keystone has delivered to TCBX true, correct, and complete preliminary calculations and supporting documentation setting forth in reasonable detail the potential parachute payments (within the meaning of Section 280G of the Code) that could become payable in connection with the transactions contemplated by this Agreement.
(e)
All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Keystone any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.
(f)
No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Keystone nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Keystone and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Keystone nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. To the Knowledge of Keystone, no event has occurred that would constitute grounds for an enforcement action by any party against Keystone, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.
(g)
With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Keystone and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):
(i)
All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Keystone or any of its Subsidiaries to any liability under Code §4980B or §4980D; and
(ii)
Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Keystone or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given).

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h)
Except as set forth on Confidential Schedule 3.28(h), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is fully covered by one or more third-party insurance policies and neither Keystone nor any of its Subsidiaries is liable for self-insuring any such claims.

(i)
Except as set forth on Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.
(j)
Except as set forth on Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of Keystone or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.
(k)
Except as provided in Confidential Schedule 3.28(k), Keystone or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.
(l)
Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither Keystone nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Keystone Stock or other equity security of Keystone or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Keystone or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Keystone in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Keystone or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).
Section 3.29
Obligations to Employees. All accrued obligations and liabilities of Keystone, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Keystone or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Keystone or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Keystone and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Keystone and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Keystone Financial Statements and the books, statements and records of Keystone and each of its Subsidiaries.
Section 3.30
Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither Keystone nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Keystone or any of its Subsidiaries or for the account of a customer of Keystone or any of its Subsidiaries.
Section 3.31
Internal Controls. Keystone and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Keystone and to maintain accountability for Keystone’s and its Subsidiaries’ assets; (c) access to Keystone’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Keystone’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of Keystone’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Keystone, any of its Subsidiaries or their accountants.

Section 3.32
Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Keystone has supplied TCBX with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by it since June 1, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Keystone has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.
Section 3.33
Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Keystone have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.
Section 3.34
Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.
Section 3.35
Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Keystone and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.
Section 3.36
Unfair, Deceptive or Abusive Acts or Practices. Neither Keystone nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Keystone or any of its Subsidiaries is a party that allege, or to the Knowledge of Keystone, no Person has threatened to allege, that Keystone or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37
Securities Not Publicly Traded. No security or interest in Keystone or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the NYSE, The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Keystone nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Keystone nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.
Section 3.38
Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Keystone or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Keystone and TCBX and, as the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Keystone or any of its Subsidiaries necessary in order to make the statements therein with respect to Keystone and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Keystone Shareholders’ Meeting or the TCBX Shareholders’ Meeting. All documents that Keystone is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Keystone and each of its Subsidiaries with the provisions of applicable Law.
Section 3.39
Agreements Between Keystone and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between Keystone and any of its Subsidiaries. All past courses of dealings between Keystone and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Keystone has no Knowledge of any Claims that Keystone has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.
Section 3.40
Representations Not Misleading. No representation or warranty by Keystone contained in this Agreement, nor any written statement, exhibit or schedule furnished to TCBX by Keystone under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Keystone or its properties of the facts and circumstances upon which they were based.
Section 3.41
State Takeover Laws. The Keystone Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.
Section 3.42
Opinion of Financial Advisor. Prior to the execution of this Agreement, the Keystone Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Stephens Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Keystone Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.43
No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Keystone, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Keystone or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCBX

Except (i) as disclosed in the disclosure schedules delivered by TCBX to Keystone prior to the execution hereof (the “TCBX Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TCBX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCBX that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any TCBX SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCBX hereby represents and warrants to Keystone as follows:

Section 4.01
Organization and Qualification.
(a)
TCBX is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is a bank holding company registered under the BHCA. TCBX has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of TCBX, as amended to date, certified by the Secretary of TCBX, have been made available to Keystone.
(b)
TCB is a Texas banking association, duly organized and validly existing under the Laws of the State of Texas and in good standing under all Laws of the State of Texas. TCB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of formation and bylaws of TCB, as amended to date, certified by the Secretary or Cashier of TCB have been made available to Keystone. TCB is an insured depository institution as defined in the FDIA.
(c)
Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is wholly owned by TCBX. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Merger Sub, as amended to date, have been made available to Keystone.
Section 4.02
Authority; Execution and Delivery.
(a)
TCBX has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the TCBX Board. The TCBX Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCBX and its shareholders and has directed that the TCBX Share Issuance be submitted to TCBX’s shareholders for approval at a meeting of such shareholders with a recommendation from the TCBX Board in favor of approval and has adopted a resolution to the foregoing effect. TCBX has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by TCBX, and each constitutes the legal, valid and binding obligation of TCBX, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
(b)
Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this

Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 4.03
Capitalization.
(a)
The entire authorized capital stock of TCBX consists solely of (i) 50,000,000 shares of TCBX Common Stock, of which (A) 13,879,099 shares were issued and outstanding as of September 30, 2025, and (B) 78,462 shares were held as treasury stock as of September 30, 2025, (ii) 3,500,000 shares of TCBX Non-Voting Common Stock, of which no shares were issued and outstanding as of September 30, 2025, and (iii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which 69,400 shares are designated as Series A Preferred Stock and 69,400 shares are designated as Series B Preferred Stock, and of which 69,400 shares of Series A Preferred Stock and no shares of Series B Preferred Stock were issued and outstanding as of September 30, 2025.
(b)
At the Effective Time, the shares of TCBX Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any shareholder of Keystone who may be deemed to be an “affiliate” (under the Exchange Act) of TCBX after completion of the Merger.
Section 4.04
SEC Filings; Financial Statements.
(a)
TCBX has timely filed and made available to Keystone all forms, reports, and documents required to be filed by TCBX with the SEC since December 31, 2022 (collectively, the “TCBX SEC Reports”). The TCBX SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such TCBX SEC Reports or necessary in order to make the statements in such TCBX SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of TCBX that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of TCBX, no Subsidiary of TCBX is required to file any forms, reports or other documents with the SEC.
(b)
The financial statements of TCBX contained in the TCBX SEC Reports, including any TCBX SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of TCBX and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c)
TCBX’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by TCBX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TCBX’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of TCBX required under the Exchange Act with respect to such reports. TCBX has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to TCBX’s auditors and the audit committee of the TCBX Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect TCBX’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBX’s internal controls over financial reporting.
(d)
Each of the principal executive officer and the principal financial officer of TCBX (or each former principal executive officer and each former principal financial officer of TCBX, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the SOA with respect to the TCBX SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither TCBX nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of TCBX or any of its Subsidiaries. TCBX is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.
(e)
The books and records kept by TCBX and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of TCBX included in the TCBX SEC Reports have been prepared from, and are in accordance with, the books and records of TCBX and its Subsidiaries.
Section 4.05
Compliance with Laws, Permits and Instruments.
(a)
Except as set forth on Confidential Schedule 4.05, each of TCBX and TCB holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to TCBX, individually or in the aggregate, or to the Knowledge of TCBX is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.
(b)
Except as set forth on Confidential Schedule 4.05, each of TCBX and TCB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the certificate of formation or bylaws of TCBX or TCB or other governing documents of TCBX or TCB, as applicable (collectively, the “TCBX Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to TCBX or any Subsidiary of TCBX, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to TCBX or any Subsidiary of TCBX or their respective assets, operations, properties or businesses now conducted or heretofore conducted.
(c)
Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the TCBX Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to TCBX or any Subsidiary of TCBX, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to TCBX or any Subsidiary of TCBX or their respective assets, operations, properties or businesses.
Section 4.06
Undisclosed Liabilities. TCBX has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by TCBX or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the TCBX SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the TCBX SEC Reports or (b) that are not, individually or in the aggregate, material to TCBX.
Section 4.07
Litigation.
(a)
Except as set forth on Confidential Schedule 4.07, neither TCBX nor TCB is a party to any, and there are no pending or, to the Knowledge of TCBX, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCBX or TCB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCBX or TCB, nor, to the Knowledge of TCBX, is there any basis for any proceeding, claim or any action against TCBX or TCB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCBX or TCB. There is no Order imposed upon TCBX or TCB or the assets or property of TCBX or TCB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to TCBX or TCB.
(b)
No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of TCBX, threatened against TCBX or TCB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by TCBX pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 4.08
Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing of applications, filings and notices, as applicable, with the TDSML in connection with the Bank Merger, and approval of such applications, filings and notices, (f) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and (ii) the Registration Statement and declaration of effectiveness of the Registration Statement, (g) the filing of the articles and certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of TCBX Common Stock pursuant to this Agreement and the approval of the listing of such TCBX Common Stock on the NYSE, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by TCBX of this Agreement or (B) the consummation by TCBX of the transactions contemplated by this Agreement. As of the date of this Agreement, TCBX knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and TCBX has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 4.09
Regulatory Compliance.
(a)
Except as set forth on Confidential Schedule 4.09, TCBX is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of TCBX or TCB. TCBX is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). TCB is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.
(b)
All material reports, records, registrations, statements, notices and other documents or information required to be filed by TCBX with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.
Section 4.10
Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by TCBX or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of TCBX and Keystone and, as the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the TCBX Shareholders’ Meeting and the Keystone Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to TCBX or any of its Subsidiaries necessary in order to make the statements therein with respect to TCBX and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the TCBX Shareholders’ Meeting or the Keystone Shareholders’ Meeting. All documents that TCBX is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to TCBX and each of its Subsidiaries with the provisions of applicable Law.
Section 4.11
Absence of Certain Changes. Since December 31, 2024, (a) TCBX has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on TCBX or TCB.
Section 4.12
TCBX Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of TCBX’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of TCBX or its accountants.
Section 4.13
Representations Not Misleading. No representation or warranty by TCBX contained in this Agreement, nor any written statement, exhibit or schedule furnished to Keystone by TCBX under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over TCBX or their properties of the facts and circumstances upon which they were based.
Section 4.14
Opinion of Financial Advisor. Prior to the execution of this Agreement, the TCBX Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to TCBX. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 4.15
Taxes.
(a)
TCBX has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)
TCBX and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in all material respects in compliance with all applicable Laws. All Taxes due and payable by TCBX and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity.
(c)
There is no proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of TCBX or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which TCBX or any of its Subsidiaries has Knowledge. All Tax deficiencies asserted, or assessments made, against TCBX or any of its Subsidiaries have been fully paid or finally resolved.
Section 4.16
No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of TCBX, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to TCBX or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE V

COVENANTS OF Keystone
Section 5.01
Commercially Reasonable Efforts. Keystone will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 5.02
Keystone Shareholders’ Meeting. Keystone, acting through the Keystone Board, shall, in accordance with applicable Law:
(a)
duly call, give notice of, convene and hold a meeting of its shareholders (the “Keystone Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby;
(b)
require no greater than the minimum vote of the capital stock of Keystone required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;
(c)
include in the Joint Proxy Statement/Prospectus the recommendation of the Keystone Board that the shareholders of Keystone vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and
(d)
cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Keystone as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Keystone Stock entitled to vote at the Keystone Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letters to shareholders, notices of meeting, joint proxy statement of Keystone and TCBX and forms of proxy to be distributed to Keystone’s and TCBX’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to TCBX and are collectively referred to herein as the “Joint Proxy Statement/Prospectus”.
Section 5.03
Information Furnished by Keystone. Keystone shall promptly following receipt of a written request from TCBX furnish or cause to be furnished to TCBX, all information concerning Keystone, including but not limited to financial statements, required for inclusion in any statement or application made or filed by TCBX to any Governmental Entity in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Keystone represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Keystone shall otherwise fully cooperate with TCBX in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04
Required Acts. Between the date of this Agreement and the Closing, Keystone will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by TCBX:
(a)
operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;
(b)
except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;
(c)
perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Keystone or any of its Subsidiaries may in good faith reasonably dispute;
(d)
use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;
(e)
timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;
(f)
timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;
(g)
promptly notify TCBX of any Tax Proceeding or claim pending or threatened against or with respect to Keystone or any of its Subsidiaries;
(h)
collect or withhold all Taxes required to be collected or withheld by it and pay the same in full to the proper Governmental Entity when due, and comply with all related information reporting and recordkeeping requirements;
(i)
account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);
(j)
promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;
(k)
maintain the allowance for credit losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with RAP;

(l)
pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;
(m)
ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and
(n)
take the actions set forth on Confidential Schedule 5.04(n).
Section 5.05
Prohibited Acts. Between the date of this Agreement and the Closing, Keystone will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of TCBX, except as set forth on Confidential Schedule 5.05:
(a)
take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Keystone from making such representations and warranties at the time of the Closing;
(b)
merge into, consolidate with or sell its assets to any other Person or entity, change or amend Keystone’s or any of its Subsidiaries’ certificate of formation or bylaws, increase the number of shares of Keystone Stock (other than by exercise of a Keystone Option or vesting of a Keystone RSU) or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);
(c)
except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Keystone or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;
(d)
declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;
(e)
discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;
(f)
issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)
accelerate the vesting of pension or other benefits in favor of employees of Keystone or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;
(h)
acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(i)
mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;
(j)
sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $25,000;
(k)
make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;
(l)
enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;
(m)
make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to TCBX, that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;
(n)
sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o)
make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Keystone’s independent auditors, or as required by any applicable Regulatory Agency;
(p)
file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax Proceeding relating to Keystone or any of its Subsidiaries, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other Tax related agreement with any Governmental Entity with respect to any Taxes or Tax Return, make, seek or submit any application for a voluntary disclosure or voluntary disclosure agreement, surrender any claim to a Tax refund, or change any method of Tax accounting or Tax accounting or reporting period;
(q)
reduce the amount of the Bank’s allowance for credit losses except through charge offs;
(r)
sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one (1) year or less and an AA rating by at least one nationally recognized ratings agency;
(s)
renew, extend the maturity of, or alter any of the terms of any loan classified by Keystone as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000, provided that (A) prior to taking one or more of the actions described in the foregoing clauses with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the TCBX Loan Representative at the email address specified in Section 10.12, (B) upon receipt of such loan credit memorandum, the TCBX Loan Representative promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as the TCBX Loan Representative may reasonably determine necessary (which request may be made by return email), and (C) the TCBX Loan Representative shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if the TCBX Loan Representative fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the TCBX Loan Representative shall be deemed to have approved such action or loan;
(t)
enter into any acquisitions or leases of real property, including new leases and lease extensions; or

(u)
take or omit to take any action that could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” under Section 368(a) of the Code.
Section 5.06
Access; Pre-Closing Investigation.
(a)
Upon reasonable notice and subject to applicable Laws, Keystone will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of TCBX full access to the properties, books, contracts and records of Keystone and each of its Subsidiaries, permit TCBX to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as TCBX may require and furnish to TCBX during such period all such information concerning Keystone, each of its Subsidiaries and its affairs as TCBX may reasonably request, in order that TCBX may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Keystone and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Keystone and each of its Subsidiaries and the satisfaction of the conditions precedent to TCBX’s obligations described in Article VIII of this Agreement. TCBX will use its commercially reasonable efforts not to disrupt the normal business operations of Keystone or any of its Subsidiaries. Keystone agrees at any time, and from time to time, to furnish to TCBX as soon as practicable, any additional information that TCBX may reasonably request. Neither Keystone nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Keystone or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Keystone’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
(b)
No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
Section 5.07
Additional Financial Statements. Keystone will promptly furnish TCBX with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (b) the consolidated balance sheet of Keystone as of the end of each quarter during the term of this Agreement, the consolidated statement of income and changes in stockholders’ equity of Keystone and its Subsidiaries for each quarter during the term of this Agreement, as soon as each such compiled financial statement is made available to Keystone, (c) unaudited month-end financial statements of Keystone, and (d) each Tax Return for either Keystone or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are filed with the IRS or other Governmental Entity.

Section 5.08
Untrue Representation. Keystone will promptly notify TCBX in writing if Keystone becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to TCBX or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Keystone or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 5.09
Litigation and Claims. Keystone will promptly notify TCBX in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Keystone or any of its Subsidiaries or affecting any of their properties, and Keystone will promptly notify TCBX of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Keystone, threatened against Keystone or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Keystone or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 5.10
Material Adverse Changes. Keystone will promptly notify TCBX in writing if any change or development has occurred or, to the Knowledge of Keystone, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Keystone or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.
Section 5.11
Consents and Approvals. Keystone will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(i).
Section 5.12
Environmental Investigation.
(a)
TCBX and its consultants, agents and representatives will have the right, to the same extent that Keystone has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. TCBX will notify Keystone prior to any physical inspections of the Property, and Keystone may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by TCBX, TCBX will (i) notify Keystone of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. TCBX will give reasonable notice to Keystone of such Secondary Investigations, and Keystone may place reasonable time and place restrictions on such Secondary Investigations.

(b)
Keystone agrees to make available to TCBX and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Keystone also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with TCBX and will be entitled to certify the same in favor of TCBX and its consultants, agents and representatives and make all other data available to TCBX and its consultants, agents and representatives.
Section 5.13
Registration Statement and Joint Proxy Statement/Prospectus.
(a)
Keystone agrees to cooperate and assist TCBX in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, relating to the shares of TCBX Common Stock to be issued as part of the Merger Consideration provided for herein, and the Joint Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to TCBX all information concerning Keystone and each of its Subsidiaries that TCBX may reasonably request in connection with preparation of such Registration Statement and Joint Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.22 will not constitute a breach by Keystone of this Agreement. None of the information supplied or to be supplied by Keystone or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Keystone and TCBX and, as the Registration Statement and the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Keystone necessary in order to make the statements therein with respect to Keystone, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Keystone Shareholders’ Meeting or the TCBX Shareholders’ Meeting. All documents that Keystone is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Keystone in all material respects with the provisions of applicable Law.
(b)
The Keystone Board has resolved to recommend to the Keystone shareholders that they approve this Agreement and the Merger and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.22, the Keystone Board shall (i) include in the Joint Proxy Statement/Prospectus the recommendation of the Keystone Board that the shareholders of Keystone vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, and (iii) perform such other acts as may reasonably be requested by TCBX to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained. The Keystone Board shall cause the Joint Proxy

Statement/Prospectus to be mailed to the shareholders of Keystone as soon as practicable after the Registration Statement becomes effective with the SEC.
(c)
If Keystone becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Keystone shall promptly inform TCBX thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.
Section 5.14
Benefit Plans.
(a)
Keystone will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is intended to be a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Keystone or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Keystone will provide TCBX evidence or such other confirmation from Keystone which TCBX deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action and (ii) at the request of TCBX, Keystone will submit to the IRS an application for determination of the Tax qualified status of any qualified plan relating to its termination. Provided TCBX’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Keystone and reflected in the calculation of Adjusted Equity.
(b)
At the direction of TCBX, Keystone will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Keystone will provide TCBX evidence or such other confirmation from Keystone which TCBX deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of TCBX, Keystone shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.
Section 5.15
Termination of Contracts.
(a)
Keystone and each of its Subsidiaries will, with regard to any contract to which Keystone or any of its Subsidiary is a party (other than those contracts set forth on Confidential Schedule 5.15(a)) identified by TCBX prior to the Calculation Date, cooperate with and take such actions as reasonably requested by TCBX to terminate any such contract on a date to be determined by TCBX, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Keystone or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by TCBX, shall be accrued or paid by Keystone or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, TCBX will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.
(b)
Keystone and each of its Subsidiaries will cooperate with TCBX in TCBX’s negotiation in good faith of a reasonable settlement of the termination of Keystone’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.15(b) and Keystone and each of its Subsidiaries will take such actions as reasonably requested by TCBX in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Keystone or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Keystone or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).
(c)
Any such notice and actions by Keystone and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.
Section 5.16
Conforming Accounting Adjustments. Keystone and each of its Subsidiaries shall, if requested by TCBX, consistent with GAAP, immediately prior to Closing, make such accounting entries as TCBX may reasonably request in order to conform the accounting records of Keystone and each of its Subsidiaries to the accounting policies and practices of TCBX; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to Keystone or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by Keystone (i) of any adverse circumstances for purposes of determining whether the conditions to TCBX’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to TCBX’s obligations under this Agreement set forth in Section 8.08 or (c) that such adjustment has any bearing on the Merger Consideration.
Section 5.17
Regulatory and Other Approvals. Keystone, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Keystone in connection with this Agreement and the other agreements contemplated hereby. Keystone will promptly furnish TCBX with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Keystone will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18
Tax Matters.
(a)
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), if any, shall be paid by the party liable for such Transfer Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)
Keystone and TCBX further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed.
Section 5.19
Disclosure Schedules. At least ten (10) days prior to the Closing, Keystone agrees to provide TCBX with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 5.20
Transition.
(a)
The senior officers of Keystone and the Bank agree to meet with senior officers of TCBX as reasonably requested by TCBX to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Keystone and the Bank agrees to give due consideration to TCBX’s input on such matters, consistent with this Section 5.20, with the understanding that TCBX shall in no event be permitted to exercise control of Keystone or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Keystone and the Bank shall have no obligation to act in accordance with TCBX’s input. Commencing after the date hereof and to the extent permitted by applicable Law, TCBX, Keystone and the Bank shall use their commercially reasonable efforts to plan the integration of Keystone and the Bank with the businesses of TCBX and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall TCBX or its affiliates be entitled to control Keystone or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Keystone and the Bank in the ordinary course of business, Keystone’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Keystone’s and the Bank’s outside contractors, and to assist TCBX in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. TCBX shall provide such assistance of its personnel as Keystone and the Bank shall request to permit Keystone and the Bank to comply with their obligations under this Section 5.20.

(b)
From and after the date hereof, each of Keystone and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit TCBX to take all reasonable actions that TCBX deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable TCBX, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Keystone and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of TCBX.
Section 5.21
Execution of Releases. Keystone shall use commercially reasonable efforts to cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.
Section 5.22
No Solicitation.
(a)
Subject to the provisions of this Section 5.22, Keystone will not, and will cause its Subsidiaries not to, and will cause Keystone’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.22(b)). Keystone shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than TCBX) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
(b)
Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Keystone shareholders, in the event that Keystone receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.22, Keystone and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if Keystone’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Keystone a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Keystone shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Keystone and its Subsidiaries provided to such Person, to the extent not previously provided to TCBX, is promptly provided to TCBX. In addition, nothing herein shall restrict Keystone from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.
(c)
Keystone will promptly (and in any event within 48 hours) notify TCBX of the receipt by Keystone of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Keystone will (subject to the Keystone Board’s fiduciary duties) keep TCBX reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto.
(d)
Keystone’s Board may, at any time prior to obtaining the approval of the Keystone shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to TCBX or withdraw the Keystone Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Keystone’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by TCBX pursuant to Section 5.22(e).
(e)
Notwithstanding anything to the contrary contained in this Agreement, Keystone may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies TCBX in writing of its intention to take such action at least three (3) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing TCBX an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) TCBX does not make, after being provided with reasonable opportunity to negotiate with Keystone and its agents and representatives, within such three (3) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Keystone’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Keystone’s shareholders as such Superior Proposal and (iii) Keystone is not in material breach of this Section 5.22.
Section 5.23
Directors’ and Officers’ Insurance. Prior to Closing, Keystone shall obtain, at the expense of Keystone, (i) a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance and (ii) a two (2) year tail insurance coverage policy relating to the policy of cyber liability insurance, currently maintained by Keystone and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Keystone (collectively, the “Tail Policy”), on terms no less advantageous than those contained in Keystone’s existing directors’ and officers’ and company’s liability insurance policy and cyber liability insurance policy; provided, however, that Keystone shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Keystone for such insurance.
Section 5.24
Tax-free Reorganization Opinion. An authorized officer of Keystone shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, one or more certificates (the “Keystone Certificates”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel (including as of the Closing Date and in connection with the filing of the Registration Statement), in connection with each counsel’s deliveries of an opinion with respect to the U.S. federal income tax treatment of the Integrated Mergers pursuant to Section 8.15 and Section 7.11 and/or in connection with the filing of the Registration Statement, and Keystone shall also provide such other information as reasonably requested by each counsel for purposes of rendering such opinions. Keystone and its Subsidiaries shall not take (or omit to take) or cause to be taken (or omitted) any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the Keystone Certificates.
Section 5.25
Employment and Retention Agreements. Keystone shall use commercially reasonable efforts to cause (a) each of the persons set forth on Confidential Schedule 5.25(a) to execute and deliver to TCBX prior to the Closing Date an employment agreement in a form reasonably acceptable to TCBX and (b) each of the persons set forth on Confidential Schedule 5.25(b) to execute and deliver to TCBX prior to the Closing Date a retention agreement in a form reasonably acceptable to TCBX.
Section 5.26
Keystone Loan Agreement. Keystone shall, and shall cause the Bank to, (i) arrange for delivery to TCBX of the Payoff Documentation at least two (2) Business Days prior to the Closing, with agreed-form drafts of such Payoff Documentation to be delivered at least five (5) Business Days prior to the Closing and (ii) take all other actions reasonably requested by TCBX (including actions to make available cash of Keystone and its Subsidiaries) to facilitate the payoff, discharge and termination in full at the Effective Time of all amounts outstanding under the Keystone Loan Agreement and the release of all related Liens on the assets and equity interests of Keystone and its Subsidiaries.
ARTICLE VI

COVENANTS OF TCBX
Section 6.01
Commercially Reasonable Efforts. TCBX shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02
TCBX Shareholders’ Meeting. TCBX, acting through the TCBX Board, shall, in accordance with applicable Law:
(a)
duly call, give notice of, convene and hold a meeting of its shareholders (the “TCBX Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving the TCBX Share Issuance;
(b)
require no greater than the minimum vote of the capital stock of TCBX required by applicable Law in order to approve the TCBX Share Issuance;
(c)
include in the Joint Proxy Statement/Prospectus the recommendation of the TCBX Board that the shareholders of TCBX vote in favor of the approval of the TCBX Share Issuance; and
(d)
cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of TCBX as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval of the TCBX Share Issuance by shareholders holding at least the minimum number of shares of TCBX Common Stock entitled to vote at the TCBX Shareholders’ Meeting necessary to approve the foregoing under applicable Law.
Section 6.03
Regulatory Filings; Registration Statement.
(a)
TCBX, at its own expense, with the cooperation of Keystone, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by TCBX in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by applicable Regulatory Agencies.
(b)
TCBX shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of TCBX Common Stock for the Merger Consideration and shall, with the cooperation of Keystone and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Joint Proxy Statement/Prospectus, and TCBX shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the shareholders of Keystone and TCBX, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting and on the Effective Time, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.
(c)
TCBX shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.
(d)
TCBX shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.
(e)
TCBX shall keep Keystone reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. Keystone shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.
(f)
If TCBX becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, TCBX shall promptly inform Keystone thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.
Section 6.04
Untrue Representations. TCBX shall promptly notify Keystone in writing if TCBX becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Keystone or any representation or warranty made in or pursuant to this Agreement or that results in the failure of TCBX to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 6.05
Litigation and Claims. TCBX shall promptly notify Keystone of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of TCBX, threatened against TCBX or any Subsidiary of TCBX that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by TCBX or any Subsidiary of TCBX pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 6.06
Material Adverse Changes. TCBX shall promptly notify Keystone in writing if any change or development shall have occurred or, to the Knowledge of TCBX, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on TCBX, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.07
Consents and Approvals. TCBX will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(g).
Section 6.08
Employee Matters.
(a)
At the Effective Time, TCBX may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Keystone or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Keystone or any of its Subsidiaries (each a “Continuing Employee”). TCBX shall consult with the Chief Executive Officer of Keystone with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of TCBX, each Continuing Employee shall be entitled, as an employee of TCBX or its Subsidiaries, to participate in the employee benefit plans of TCBX provided to similarly situated employees of TCBX or its Subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.08 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of TCBX or its Subsidiaries. The provisions of this Section 6.08 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, TCBX shall, for purposes of vesting, any age or period of service requirements for commencement of participation, and level of compensation or benefits with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any qualified or nonqualified defined benefit pension plan or post-employment health or welfare benefit plan), credit each Continuing Employee with his or her term of service with Keystone or any of its Subsidiaries to the extent (i) such service was recognized under the analogous Employee Plan of Keystone or any of its Subsidiaries and (ii) such credited service does not result in a duplication of benefits.
(b)
Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.08, subject to the satisfaction of the terms and condition set forth on such schedule.
(c)
If Continuing Employees become eligible to participate in a medical, dental or health plan of TCBX upon termination of any such analogous plan of Keystone or the Bank, TCBX shall use commercially reasonable efforts to cause each such plan of TCBX to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of TCBX, (ii) cause any such plan to give credit toward the satisfaction of any annual deductible limitation and out-of-pocket maximum under such plan for any deductible, co-payment, or other cost-sharing amounts previously paid by a Continuing Employee under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d)
Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Keystone or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, TCBX, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Keystone, TCBX or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Keystone or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Keystone or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.09
Board Seats. At or promptly following the Effective Time, each of TCBX and TCB shall increase by two (2) the number of directors constituting the TCBX Board and the TCB board of directors and appoint Jeffrey A. Wilkinson and such other current member of the Keystone Board as mutually agreed by TCBX and Keystone, to the TCBX Board and the TCB board of directors, who shall be subject to TCBX’s standard director qualification procedure.
Section 6.10
Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, TCBX shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.10, the ordinary course of business shall consist of the banking and related business as presently conducted by TCBX and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.
Section 6.11
Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of TCBX and preparing for the Merger and the other matters contemplated by this Agreement, TCBX shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Keystone to TCBX (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Keystone, who enter into a non-disclosure agreement with TCBX in a form acceptable to TCBX, reasonable access to the properties, books and records of TCBX and its Subsidiaries during normal business hours in order that Keystone may have the opportunity to make such reasonable investigation of the affairs of TCBX and its Subsidiaries, and (b) furnish Keystone with such additional financial and operating data and other information as to the business and properties of TCBX as Keystone shall, from time to time, reasonably request. Keystone shall use commercially reasonable efforts to minimize any interference with TCBX’s business operations during any such access. Neither TCBX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of TCBX’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
Section 6.12
NYSE Listing. TCBX shall file all documents required to be filed to have the shares of TCBX Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing.
Section 6.13
Disclosure Schedules. At least ten (10) days prior to the Closing, TCBX agrees to provide Keystone with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 6.14
No Control of Keystone’s Business. Nothing contained in this Agreement gives TCBX or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Keystone or the Bank prior to the Effective Time. Prior to the Effective Time, Keystone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Keystone and the Bank.
Section 6.15
Tax Matters.
(a)
TCBX shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(b)
Following the Merger, TCBX will not Knowingly take any action or omit to take any action that would reasonably be expected to prevent or impede the Integrated Mergers from qualifying as a reorganization described in Section 368(a) of the Code.
(c)
TCBX will prepare and file (or cause to be prepared and filed) all income Tax Returns of TCBX and its Subsidiaries for the years or periods during which the Integrated Mergers take place reporting the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.
Section 6.16
Tax-free Reorganization Opinion. An authorized officer of TCBX shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, one or more certificates (the “TCBX Certificates”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel (including as of the Closing Date and in connection with the filing of the Registration Statement), in connection with each counsel’s delivery of an opinion with respect to the U.S. federal income tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.15 and/or in connection with the filing of the Registration Statement, and TCBX and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering such opinions. TCBX and its Subsidiaries shall not take (or omit to take) or cause to be taken (or omitted) any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the TCBX Certificates.

Section 6.17
Directors’ and Officers’ Indemnification.
(a)
By virtue of the occurrence of the Integrated Mergers, TCBX shall, from and after the Effective Time, succeed to Keystone’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Keystone and the Bank, respectively, as provided in their certificate of formation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). TCBX hereby guaranties Keystone’s and the Bank’s indemnification obligations.
(b)
Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, TCBX shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Keystone or the Bank under the Existing Indemnification Obligation.
(c)
If TCBX or TCB or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of TCBX or TCB expressly assume the obligations set forth in this Section 6.17.
(d)
The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of Keystone or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
(e)
Any Indemnified Party wishing to claim indemnification under this Section 6.17, upon learning of any Claim, shall promptly notify TCBX in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) TCBX shall have the right to assume the defense thereof and TCBX shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TCBX elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between TCBX and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and TCBX shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that TCBX shall be obligated pursuant to this Section 6.17(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) TCBX shall not be liable for any settlement effected without its prior written consent; provided that TCBX shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse TCBX for any fees and expenses of such Indemnified Party’s counsel that were paid by TCBX, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF Keystone

The obligations of Keystone under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Keystone:

Section 7.01
Representations and Warranties. (i) Each of the representations and warranties of the TCBX set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) and 4.15 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by TCBX in this Agreement or in any document or schedule delivered to Keystone in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).
Section 7.02
Performance of Obligations. TCBX and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by TCBX and Merger Sub under this Agreement on or prior to the Closing Date.
Section 7.03
Shareholder Approvals.
(a)
Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Keystone Stock as and to the extent required by the TBOC and the Keystone Constituent Documents (the “Requisite Keystone Vote”).
(b)
The TCBX Share Issuance having been approved by the requisite vote of the holders of the outstanding shares of TCBX Common Stock as and to the extent required by the TBOC, the TCBX Constituent Documents, and the rules of the NYSE (the “Requisite TCBX Vote”).
Section 7.04
Government and Other Approvals. Keystone and TCBX having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(g)

and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.
Section 7.05
No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Keystone or any officer, director, shareholder or employee of Keystone to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.
Section 7.06
Delivery of Closing Documents. Keystone shall have received all documents required to be received from TCBX on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Keystone.
Section 7.07
No Material Adverse Change. There having been no Material Adverse Change with respect to TCBX since December 31, 2024.
Section 7.08
Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.
Section 7.09
NYSE Listing. The shares of TCBX Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE.
Section 7.10
Federal Tax Opinion. Keystone shall have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Keystone, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “FKH Tax Opinion”). In rendering the FKH Tax Opinion, counsel to Keystone may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Keystone Certificates and the TCBX Certificates referred to in Section 5.24 and Section 6.16, respectively, and such other information reasonably requested by and provided to it by Keystone or TCBX for purposes of rendering such FKH Tax Opinion.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TCBX AND MERGER SUB

All obligations of TCBX and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01
Representations and Warranties. (i) Each of the representations and warranties of the Keystone set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.42 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Keystone in this Agreement or in any document or schedule delivered to TCBX in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).
Section 8.02
Performance of Obligations. Keystone has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Keystone under this Agreement on or prior to the Closing Date.
Section 8.03
Shareholder Approvals.
(a)
Each of this Agreement and the Merger having been approved by the Requisite Keystone Vote.
(b)
The TCBX Share Issuance having been approved by the Requisite TCBX Vote.
Section 8.04
Government and Other Approvals. TCBX having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.
Section 8.05
No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of TCBX or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject TCBX or any officer, director, shareholder or employee of Keystone to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.
Section 8.06
Releases. TCBX having received from each of the directors of Keystone and the Bank an instrument dated as of the Closing Date releasing Keystone, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “D”. Further, TCBX having received from the executive officers of Keystone and the Bank listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Keystone, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.
Section 8.07
No Material Adverse Change. There will have been no Material Adverse Change to Keystone since December 31, 2024.
Section 8.08
Termination of Employee Plans. TCBX having received evidence reasonably satisfactory to TCBX that, as of the Effective Time, all Employee Plans of Keystone (other than such plans TCBX elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Keystone, the Code, ERISA and all other applicable Laws on a basis satisfactory to TCBX in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.
Section 8.09
Employment Agreements. Each of the persons set forth on Confidential Schedule 8.09 shall have entered into an employment agreement with TCBX and/or TCB and such agreements shall remain in full force and effect.
Section 8.10
Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.
Section 8.11
Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of Keystone Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the TBOC.

Section 8.12
Delivery of Closing Documents. TCBX shall have received all documents required to be received from Keystone on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to TCBX.
Section 8.13
FIRPTA Certificate. Keystone shall have delivered to TCBX the following documents, each duly executed and completed by Keystone, dated as of the Closing Date and in form and substance reasonably satisfactory to TCBX: (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) (collectively, the “FIRPTA Certificate”).
Section 8.14
Federal Tax Opinion. TCBX shall have received (a) an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to TCBX, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) a copy of the FKH Tax Opinion. In rendering such opinion, counsel to TCBX may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Keystone Certificates and the TCBX Certificates referred to in Section 5.24 and Section 6.16, respectively, and such other information reasonably requested by and provided to it by Keystone or TCBX for purposes of rendering such opinion.

Section 8.15
Tail Policy. Keystone shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 5.23(c).

Section 8.16
Payoff Documentation. TCBX shall have received the Payoff Documentation at least two (2) Business Days prior to the Closing.

ARTICLE IX

TERMINATION
Section 9.01
Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Keystone, prior to the Effective Time as follows, and in no other manner:
(a)
by the mutual written consent of TCBX and Keystone;
(b)
by either Keystone or TCBX (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by September 30, 2026; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c)
by either TCBX or Keystone if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.
(d)
by either TCBX or Keystone if there has been any Material Adverse Change with respect to the other party;
(e)
by TCBX, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Keystone or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to TCBX if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If TCBX desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Keystone in writing of its intent to terminate stating the reason therefor. Keystone shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;
(f)
by Keystone, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of TCBX or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Keystone if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Keystone desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify TCBX in writing of its intent to terminate stating the reason therefor. TCBX shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;
(g)
by TCBX or Keystone, if this Agreement and the Merger are not approved by the Requisite Keystone Vote at the Keystone Shareholders’ Meeting or the TCBX Share

Issuance is not approved by the Requisite TCBX Vote at the TCBX Shareholders’ Meeting, or, in each case, at any adjournment or postponement thereof; provided, however, that neither Keystone nor TCBX may not terminate this Agreement pursuant to this Section 9.01(g) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Keystone shareholders at the Keystone Shareholders’ Meeting or the approval of the TCBX shareholders at the TCBX Shareholders’ Meeting, or, in each case, at any adjournment or postponement thereof;
(h)
by Keystone prior to obtaining the approval of the Keystone shareholders at the Keystone Shareholders’ Meeting, and subject to the terms and conditions of Section 5.22(e), in order to accept a Superior Proposal;
(i)
by TCBX if Keystone’s Board shall have effected a Change in Recommendation;
(j)
by TCBX if Keystone or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or
(k)
by Keystone if TCBX or TCB enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.
Section 9.02
Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.
Section 9.03
Effect of Termination.
(a)
If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:
(i)
no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;
(ii)
the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and
(iii)
the Confidentiality Agreement shall survive any such termination in accordance with its terms.
(b)
If TCBX is not in material breach of any covenant or obligation under this Agreement, Keystone shall pay to TCBX, by wire transfer of same day funds, a termination fee equal to $4,820,128 (the “Termination Fee”), if this Agreement is terminated:
(i)
by Keystone pursuant to Sections 9.01(h);

(ii)
by TCBX pursuant to Section 9.01(i);
(iii)
by TCBX or Keystone pursuant to Section 9.01(b) (if Keystone shall have failed to obtain the Requisite Keystone Vote at the duly convened Keystone Shareholders’ Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken) or by TCBX pursuant to Section 9.01(e), in either case only if:
(A)
after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Keystone, the Keystone Board or directly to Keystone’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Keystone; and
(B)
prior to the date that is twelve (12) months after the date of such termination, Keystone enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.03(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.
(c)
Any payment required by Section 9.03(b) shall be paid:
(i)
on the date of termination, if paid pursuant to Section 9.03(b)(i);
(ii)
within two (2) Business Days of termination, if paid pursuant to Section 9.03(b)(ii); and
(iii)
on the earlier of the date Keystone enters into the definitive agreement described in Section 9.03(b)(iii)(B) and the date Keystone consummates the transaction described in Section 9.03(b)(iii)(B), if paid pursuant to Section 9.03(b)(iii).
(d)
Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Keystone shall fail to pay in a timely manner any amount due to TCBX pursuant to this Section 9.03, then Keystone (i) shall pay to TCBX the reasonable costs and expenses of TCBX (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection TCBX’s efforts to obtain payment of any amounts due to TCBX and (ii) shall pay all interest accrued on any amount due to TCBX pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.
(e)
The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.
ARTICLE X

GENERAL PROVISIONS
Section 10.01
Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.
Section 10.02
Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus, which shall be borne equally by TCBX and Keystone, (ii) as otherwise provided in Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 10.03
Brokerage Fees and Commissions.
(a)
Except as set forth on Confidential Schedule 10.03(a), TCBX hereby represents to Keystone that no agent, representative or broker has represented TCBX in connection with the transactions described in this Agreement. Keystone will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of TCBX and TCBX hereby agrees to indemnify and hold Keystone harmless for any amounts owed to any agent, representative or broker of TCBX.
(b)
Except as set forth on Confidential Schedule 10.03(b), Keystone hereby represents to TCBX that no agent, representative or broker has represented Keystone in connection with the transactions described in this Agreement. TCBX will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Keystone or any shareholder of Keystone, and Keystone hereby agrees to indemnify and hold TCBX harmless for any amounts owed to any agent, representative or broker of Keystone or any shareholder of Keystone.
Section 10.04
Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the TCBX Disclosure Schedules, the Keystone Disclosure Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.
Section 10.05
Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.
Section 10.06
Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
Section 10.07
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 10.08
Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Keystone:

Jeffrey A. Wilkinson
Chairman and Chief Executive Officer
Keystone Bancshares, Inc.
13715 East Ladera Boulevard
Bee Cave, Texas 78738
Email: [***]

With a copy (which shall not constitute notice) to:

Chet A. Fenimore
Fenimore Kay Harrison LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701

Email: cfenimore@fkhpartners.com

If to TCBX:

Bart O. Caraway
Chairman, President and Chief Executive Officer
Third Coast Bancshares, Inc.
20202 Highway 59 North, Suite 190
Humble, Texas 77338
Email: [***]

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
Email: mike.keeley@nortonrosefulbright.com

Section 10.09
GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN Harris County, Texas.
Section 10.10
WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11
Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 10.12
Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Keystone and its Subsidiaries or 15% or more of any class of equity or voting securities of Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Aggregate Adjusted Consideration” shall have the meaning set forth in Section 1.06(a)(ii).

“Agreement” shall have the meaning set forth in the preamble.

“Available Cash Election Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.12.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Humble, Texas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iv).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Cash Election” shall have the meaning set forth in Section 1.05(b).

“Cash Election Amount” shall have the meaning set forth in Section 1.06(a)(v).

“Cash Election Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Cash Election Deadline” shall have the meaning set forth in Section 1.14(c).

“Cash Election Form” shall have the meaning set forth in Section 1.14(a).

“Cash Election Form Record Date” shall have the meaning set forth in Section 1.14(a).

“Cash Election Share” shall have the meaning set forth in Section 1.14(c).

“Cash Fraction” shall have the meaning set forth in Section 1.14(d)(i).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.22(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement by and between Keystone and TCBX entered into in connection with the transactions contemplated by this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 6.08(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“Converted Stock Option” shall have the meaning set forth in Section 1.11(a).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.10.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(vii).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(viii).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.17(a).

“FDIA” shall have the meaning set forth in Section 3.01(b).

“FDIC” shall have the meaning set forth in Section 3.08.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FIRPTA Certificate” shall have the meaning set forth in Section 8.13.

“FKH Tax Opinion” shall have the meaning set forth in Section 7.10.

“GAAP” shall have the meaning set forth in Section 1.06(a)(i).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.17(d).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 1.06(a)(vii)(E).

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“Keystone” shall have the meaning set forth in the preamble.

“Keystone Board” shall have the meaning set forth in the Recitals.

“Keystone Certificates” shall have the meaning set forth in Section 5.24.

“Keystone Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Keystone Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Keystone Financial Statement” shall have the meaning set forth in Section 3.05(a).

“Keystone Loan Agreement” shall mean collectively the (i) Loan Agreement, dated on or about January 6, 2021, by and between American National Bank & Trust and Keystone, (ii) Promissory Note, dated on or about January 6, 2021, by Keystone in favor of American National Bank & Trust, and (iii) Pledge Agreement, dated on or about January 6, 2021, by and between American National Bank & Trust and Keystone, each as amended or otherwise modified.

“Keystone Merger Costs” shall have the meaning set forth in Section 1.06(a)(x).

“Keystone Option” shall have the meaning set forth in Section 1.11(a).

“Keystone Recommendation” shall have the meaning set forth in Section 3.02.

“Keystone Restricted Stock Award” shall have the meaning set forth in Section 1.11(c).

“Keystone RSU” shall have the meaning set forth in Section 1.11(b).

“Keystone Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Keystone Stock” shall have the meaning set forth in Section 1.05(b).

“Keystone Stock Plan” means the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated as of April 26, 2021, as amended by that certain Amendment to the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated April 26, 2023.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(b).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Mailing Date” shall have the meaning set forth in Section 1.14(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, any outbreak of any disease, pandemic or other public health event, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the announcement of the transactions contemplated by this Agreement; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(xi).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“NYSE” shall have the meaning set forth in Section 3.08.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Payoff Documentation” shall mean, with respect to the Keystone Loan Agreement, (1) a payoff letter in form and substance reasonably satisfactory to TCBX, providing for (x) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with the Keystone Loan Agreement (except for customary surviving obligations) and (y) the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date and (2) customary lien and guarantee release documents reasonably satisfactory to TCBX with respect to the liens and guarantees under the Keystone Loan Agreement.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Taxes being contested in good faith by appropriate Tax Proceedings, in each case, only to the extent that adequate reserves for such Taxes are recorded and maintained in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by Keystone, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Keystone.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) the Texas Department of Banking, (v) the TDSML, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Requisite Keystone Vote” shall have the meaning set forth in Section 7.03(a).

“Requisite TCBX Vote” shall have the meaning set forth in Section 7.03(b).

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.12.

“Second Effective Time” shall have the meaning set forth in Section 1.12.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.05(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 1.05(a).

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“SOA” shall have the meaning set forth in Section 5.20(b).

“Stock Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Keystone’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Keystone and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by TCBX in response to such proposal pursuant to Section 5.22(e) or otherwise); provided that for purposes of this definition references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 5.23.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, tariffs, levies, fees or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, abandoned or unclaimed property, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, and fees, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other similar group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Proceeding” shall have the meaning set forth in Section 3.12(c).

“Tax Return” means any return, declaration, report, form, notice, election, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity with respect to any Tax, including any schedule, exhibit or attachment thereto, and including any amendment thereof (in each case, whether in written, electronic or other form).

“TBOC” shall have the meaning set forth in Section 1.01.

“TCB” shall have the meaning set forth in the Recitals.

“TCBX” shall have the meaning set forth in the preamble.

“TCBX Board” shall have the meaning set forth in the Recitals.

“TCBX Certificates” shall have the meaning set forth in Section 6.16.

“TCBX Closing VWAP” means the volume-weighted average price per share of TCBX Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“TCBX Common Stock” shall have the meaning set forth in Section 1.05(a).

“TCBX Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“TCBX Loan Representative” means Audrey A. Spaulding (having an email address of [***]) or her designee(s).

“TCBX Non-Voting Common Stock” shall have the meaning set forth in Section 1.05(a).

“TCBX SEC Reports” shall have the meaning set forth in Section 4.04(a).

“TCBX Shareholders’ Meeting” shall have the meaning set forth in Section 6.02(a).

“TCBX Share Issuance” means the issuance of shares of TCBX Common Stock in connection with the Merger.

“Terminated Employee” shall have the meaning set forth in Section 6.08(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Texas Department of Banking” means the state banking regulator established under the Texas Finance Code.

“TDSML” means the Texas Department of Savings and Mortgage Lending.

“Transfer Taxes” shall have the meaning set forth in Section 5.18(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13
Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.
Section 10.14
Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15
Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 10.16
Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.
Section 10.17
Public Disclosure. Neither TCBX nor Keystone, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) TCBX and Keystone are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) TCBX may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in TCBX that is bound by a confidentiality agreement.
Section 10.18
Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.
Section 10.19
Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.
Section 10.20
No Third Party Beneficiaries. Except as provided in Section 6.17(d), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
Section 10.21
Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

THIRD COAST BANCSHARES, INC.

By:/s/ Bart O. Caraway
Name: Bart O. Caraway
Title: Chairman, President and Chief Executive Officer

ARCH MERGER SUB, INC.

By:/s/ Bart O. Caraway
Name: Bart O. Caraway
Title: President

Keystone Bancshares, Inc.

By:/s/ Jeffrey A. Wilkinson
Name: Jeffrey A. Wilkinson
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit “A”

Form of Voting Agreement

(Attached)

Exhibit “B”

Form of Director Support Agreement

(Attached)

Exhibit “C”

Form of Bank Merger Agreement

(Attached)

Exhibit “D”

Form of Director Release

(Attached)

Exhibit “E”

Form of Officer Release

(Attached)